Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 28, 2019, relating to the consolidated financial statements of e.l.f. Beauty, Inc. and its subsidiaries appearing in the Annual Report on Form 10-K of e.l.f. Beauty, Inc. for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP

San Francisco, CA
March 1, 2019